Exhibit 23.1

Consent of Independent Registered Public Accountants

To the Board of Directors and Stockholders of
China Biopharma, Inc.:

We hereby consent to the incorporation in this Registration Statement on Form SB-2 and related prospectus (the “Prospectus”) of China Biopharma, Inc. (formerly known as Techedge, Inc.) of our report dated March 9, 2007 (except for Note 11, as to which the date is January 14, 2008), relating to the consolidated financial statements of China Biopharma, Inc. and its subsidiaries for the year ended December 31, 2006 and to the reference to us under the heading “Expert” in the Prospectus, which is part of this Registration Statement.

/s/ Patrizio & Zhao, LLC

Parsippany, New Jersey
January 24, 2008